UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Inland American Real Estate Trust, Inc.

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Dear Stockholder:

Inland American has a new investor services telephone number to assist you with any of your account or investment questions. We will continue to provide you with the latest information on your investment along with superior customer service. In the future please dial the number listed below for the Inland American Investor Services Group, who will be happy to assist you:

855-377-0510

$1.1 Billion Select Service Hotel Transaction

In the August letter to stockholders, we announced the potential spin-off of Xenia Hotels & Resorts, Inc. from Inland American into a standalone, publicly traded company. As part of that communication, we also informed our stockholders that we were marketing for sale our remaining select service hotels representing the remainder of our lodging portfolio. Inland American and Xenia have been successful in executing this disposition strategy and on September 17th, we entered into a definitive agreement to sell our select service hotel portfolio to a joint venture formed by affiliates of Northstar Realty Finance Corp. and Chatham Lodging Trust for approximately $1.1 billion.

The select service hotel portfolio includes 52 select service hotels with 6,976 rooms, and is managed by Xenia Hotels & Resorts. The sale of the portfolio is aligned with both Inland American’s long-term strategy, as well as Xenia’s strategy of investing primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations throughout the United States.

If the sale occurs, we expect to realize approximately $480 million of net proceeds upon the closing of the transaction, expected to occur in the fourth quarter of 2014. We plan to use the net proceeds from the transaction to advance the growth strategy of our student housing and retail portfolios. We also will use the proceeds for other general corporate purposes, which may include, among other things, debt reduction.

We are pleased with the potential outcome of this transaction and the mutual agreement we reached with the buyers. While this portfolio of hotel assets has performed well, we believe, with the advice of our advisers, that this was the appropriate time to sell these assets.

We conducted a robust, competitive auction process before entering into this agreement. The assets were sold above net book value and slightly above the NAV value used for the December 2013 estimated share value. The purchase price was below our acquisition price. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as financial advisors to us and Latham & Watkins LLP is acting as our legal counsel.

The select service sale transaction will not have an immediate impact on the distribution rate for Inland American. However, as stated in our August stockholder letter, with Xenia owning a substantial portion of Inland American’s current lodging portfolio and these assets producing a substantial portion of Inland American’s cash flow from operations, if the spin-off of Xenia occurs, Inland American’s distribution payments will decrease. In addition, if the spin-off of Xenia occurs, we currently expect that, the dividends paid by Inland American and Xenia will be less for both companies individually, and on a combined basis, than the current level of dividends paid by Inland American.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of September 2014. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check. As a reminder, with the potential spin-off of Xenia, the distribution reinvestment plan (“DRP”) and share repurchase program have been suspended until further notice. Any stockholders who previously received their monthly distributions through the DRP will now receive a check or distribution statement showing their monthly distribution deposits.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks Chairman of the Board	Thomas P. McGuinness President

cc: Trustee

Broker Dealer

Financial Advisor

Forward-looking statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies and future events, including the sale of our suburban select service hotel portfolio, the number of properties that will be sold in the transaction, the anticipated cash proceeds from the transaction, the anticipated timing of closing of such sale transaction, the receipt of necessary approvals and satisfaction of closing conditions, our ability to successfully execute strategic transactions and provide liquidity events to our stockholders and the anticipated timing of the planned spin-off of Xenia Hotels & Resorts, Inc., among other things, each of which involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, if the closing conditions to the sale transaction are not satisfied or approvals necessary to the sale transaction are not obtained within the anticipated time frames or at all, purchase price adjustments in accordance with the terms of the purchase agreement, indemnification obligations, and other risks described in our filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities.